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                  AMENDMENT NO. 3 TO STOCK PURCHASE AGREEMENT

     This Amendment No. 3 to Stock Purchase Agreement ("Amendment No. 3") is made as of February 2, 1999 by and between Fidelity Leasing, Inc., a Pennsylvania corporation ("Purchaser"), and Japan Leasing (U.S.A.), Inc., a Delaware corporation ("Seller"), in connection with that certain Stock Purchase Agreement, dated as of December 15, 1998, by and between Purchaser and Seller (the "Stock Purchase Agreement").

                                    RECITALS

     WHEREAS, Purchaser, Seller and, for the limited purposes set forth on the signature page of the Stock Purchase Agreement, Resource America, Inc., a Delaware corporation, constitute all of the parties to the Stock Purchase Agreement; and

     WHEREAS, Section 11.2 of the Stock Purchase Agreement provides that the Stock Purchase Agreement can be amended, supplemented or modified only by a written instrument signed by each of the parties thereto making specific reference thereto; and

     WHEREAS, the parties to the Stock Purchase Agreement have previously amended the Stock Purchase Agreement pursuant to that certain Amendment No. 1 to Stock Purchase Agreement, dated as of December 31, 1998 ("Amendment No. 1"), and that certain Amendment No. 2 to Stock Purchase Agreement, dated as of January 12, 1999 ("Amendment No. 2"); and

     WHEREAS, the parties to the Stock Purchase Agreement desire to amend in accordance with this written instrument certain terms of the Stock Purchase Agreement; and

     WHEREAS, each of the parties hereto has authorized the execution of this Amendment No. 3.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:


1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Stock Purchase Agreement.


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2. Additional Defined Terms. Section 1.1 of the Stock Purchase Agreement is
hereby amended by adding the following definitions to the end of such section:

        "Insurance Proceeds" means proceeds paid pursuant to any Insurance Policy and amounts (exclusive of rebated premiums or amounts used to restore or repair the Equipment) paid by any insurer under any other insurance policy related to the Equipment.

        "Obligor" means each obligor under an Unsecuritized Financing Contract and its permitted assigns.

        "Equipment" means any new or used equipment, together with all accessions thereto and replacement parts, accessories and repairs with respect thereto, which is the subject of an Unsecuritized Financing Contract.

        "Uniform Commercial Code" or "UCC" means, with respect to a particular jurisdiction, the Uniform Commercial Code, as in effect from time to time in such jurisdiction, or any successor statute thereto.

        "Principal Balance" means, with respect to any Unsecuritized Financing Contract on any day, (i) the unamortized portion of the purchase price paid by the Company for the related Equipment, and amounts paid by the Company in respect of taxes and origination costs and fees, as of the Closing Date.

        "Unsecuritized Financing Contract Payment" means, with respect to each Unsecuritized Financing Contract, the scheduled monthly payment for the Equipment leased to or otherwise financed by the Obligor under such Unsecuritized Financing Contract.

        "Defaulted Unsecuritized Financing Contract" means, an Unsecuritized Financing Contract (i) as to which Seller has, in accordance with its customary servicing procedures, prior to the Closing Date, written off any amount to be paid thereunder as uncollectible or placed into the pending writeoff or workout category or (ii) as to which any payment remains unpaid for 181 days or more from the original due date for such payment or (iii) rejected by or on behalf of the related Obligor in a bankruptcy proceeding.


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        "Unsecuritized Financing Contract Assets" means the Unsecuritized
     Financing Contracts (exclusive of any Administrative Fees and all amounts due or becoming due under such Unsecuritized Financing Contract prior to the Closing Date), together with (i) a perfected security interest, if any, in the Equipment; (ii) amounts representing Security Deposit Offsets applied to unpaid Unsecuritized Financing Contract Payments due after the Closing Date; (iii) any guaranty relating to a Unsecuritized Financing Contract; (iv) each Insurance Policy, if any, covering Equipment, including all rights to any Insurance Proceeds received on or after the Closing Date; and (v) all proceeds of the foregoing.

        "Administrative Fees" mean, with respect to any Unsecuritized Financing Contract, any late, prepayment, extension, insurance, property tax or administrative fees or similar charges paid by the Obligor pursuant to the terms of such Unsecuritized Financing Contract.

        "Security Deposit Offset" shall mean the application by the Company to one or more Unsecuritized Financing Contract Payments under a Defaulted Unsecuritized Financing Contract of the amount required to be deposited with the Company by the Obligor as security for payment of amounts due under such Unsecuritized Financing Contract.

        "Insurance Policies" means all theft and physical damage and all other insurance policies covering the Equipment.

3. Amendment of Section 3.1. Section 3.1 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

        "Section 3.1 Closing . The sale and transfer of the Shares by Seller to Purchaser shall take place at the offices of Ledgewood Law Firm, Philadelphia, Pennsylvania at 10:00 a.m., local time, on February 4, 1999 or, if the conditions to close set forth in Article VII have not been satisfied or waived by such date, two Business Days following the satisfaction or waiver of all conditions to close set forth in Article VII, unless another date or place is agreed to in writing by the parties hereto. Notwithstanding the foregoing sentence, for all purposes of this Agreement other than the foregoing sentence, the "Closing" shall be deemed to have occurred as of 11:59 p.m. on January 31, 1999 and such date shall be deemed to be the "Closing Date"."


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4. Amendment of Section 4.5. The third sentence of Section 4.5 of the Stock
Purchase Agreement is hereby amended to read in its entirety as follows:

        "The Unaudited Financial Statements and the October Financial Statements fairly present, and the November Financial Statements and the December Financial Statements shall fairly present, in all material respects the financial position, results of operations and cash flows of the Company and the Company Subsidiaries for the periods specified therein, all in conformity with GAAP (subject to normal year-end audit adjustments that will not have or reflect a Company Material Adverse Effect) and except as otherwise noted therein."

5. Amendment of Article IV. Article IV of the Stock Purchase Agreement is hereby amended by adding the following section to the end of such article:

     "Section 4.28 Unsecuritized Financing Contracts. The Seller hereby makes the following representations and warranties as to each Financing Contract other than (i) the Financing Contracts to be transferred by the Company to Seller pursuant to the Assignment and (ii) Financing Contracts of any of the Company Subsidiaries, (each such Financing Contract, an "Unsecuritized Financing Contract"). Such representations and warranties shall be deemed to be made for each Unsecuritized Financing Contract as of the Closing unless otherwise specified, but shall survive the Closing (and the transfer of such Unsecuritized Financing Contracts by Purchaser to a special purpose entity or a trustee for securitization) for the period specified in Section 10.4(a) hereof.


(a) The Company is the legal and beneficial owner of all right, title and interest in and to the Unsecuritized Financing Contracts and the Unsecuritized Financing Contract Assets, including the rights to the Unsecuritized Financing Contract Payments and the Insurance Proceeds with respect to the Unsecuritized Financing Contracts, free from any Lien of any Person (except for (i) any Lien which will have been waived or released by any Person on or prior to the Closing Date, (ii) the rights of Obligors to Insurance Proceeds on account of reimbursements for equipment repairs and (iii) rights of certain Obligors to the residual value, if any, of the related Equipment).



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(b) The Company is the owner of each item of Equipment that is subject to any Unsecuritized Financing Contract that is not a finance lease and the Company has a perfected security interest in, or is the owner of, each item of Equipment that is the subject of any other Unsecuritized Financing Contract, with a Lien or ownership that is prior to the interest of any other Person; provided, however, that, (i) the Company's Lien or ownership may not be prior to a Lien which will have been waived or released by any Person on or prior to the Closing Date or the rights of the Obligors with regard to the Equipment under the Unsecuritized Financing Contracts and any liens arising from action of Obligors and (ii) the Company will have filed UCC financing statements covering the related Equipment only in connection with transactions in which the Principal Balance of the Unsecuritized Financing Contract is greater than $25,000.

(c) The Company (i) has in its possession the original copy of the Unsecuritized Financing Contract that constitutes "chattel paper" under the Uniform Commercial Code and (ii) has in its possession, with respect to each other Unsecuritized Financing Contract, a copy of the master contract, certified by the seller or other transferor of the Unsecuritized Financing Contract to the Company, and an original executed copy of the relevant contract schedule or assignment agreement, and (iii) has provided Purchaser with access to original copies of all the Unsecuritized Financing Contracts, including any amendments thereto and any documents related thereto, and those copies will have been true and complete copies of the Unsecuritized Financing Contracts and such amendments and related documents, and no provision of any Unsecuritized Financing Contract will have been amended, modified or waived other than by documents included in the original copies to which Purchaser has been given access.

(d) Neither the Company nor, to the Knowledge of the Company, any Obligor has done or failed to do anything (other than Unsecuritized Financing Contract Payment delinquencies of 60 days or less as of December 31, 1998) which would or might permit any Obligor or the Company to terminate any Unsecuritized Financing Contract or suspend or reduce any payments or obligations due or to become due thereunder by reason of default by the other party to such Unsecuritized Financing Contract, except for amounts which are not material. Neither the rights and interests of the Company in any Unsecuritized Financing Contract nor the obligations of the Obligor under any Unsecuritized Financing Contract are subject to any defense, offset, counterclaim, claim or right of rescission, and none of the foregoing have been asserted or alleged against the Company as to any Unsecuritized Financing Contract.


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(e) The Unsecuritized Financing Contract is a legal, valid and binding obligation of the Obligor under such Unsecuritized Financing Contract and of the Company, enforceable against each of them in accordance with its terms, except as such enforceability may be affected by the Bankruptcy Exception.

(f) The Company has granted Purchaser full access to its books and records, which contain a complete and correct statement of the Unsecuritized Financing Contract Payments payable by the Obligor under each Unsecuritized Financing Contract and with respect to the related Equipment, separately setting forth such amounts with respect to each Unsecuritized Financing Contract for each month for the number of months of anticipated Unsecuritized Financing Contract Payments under such Unsecuritized Financing Contract.

(g) The Unsecuritized Financing Contract complied at the time it was originated or made, and at the Closing Date will comply, in all material respects with all requirements of applicable federal, state and local law and regulations thereunder, including usury laws, the Federal Truth-in-Lending Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and S and other equal credit opportunity and disclosure laws, in each case to the extent applicable to non-consumer transactions.

(h) As of the Closing Date, each Unsecuritized Financing Contract (i) has not been terminated, is not a Defaulted Unsecuritized Financing Contract and is not more than 60 days past due as of the date that is two Business Days prior to the Closing Date as to any amount required to be paid thereunder, (ii) is a direct financing lease, if the Unsecuritized Financing Contract is a lease,
(iii) relates to an item of Equipment that is located in the United States is not in repossession by the creditor or subject to procedures for obtaining repossession by the creditor or possession by any other Person, (iv) relates to an Obligor that (A) is a natural person residing in the United States or a corporation, limited liability company or limited liability partnership organized under the laws of the United States or any state thereof, (B) is not the United States or a state or any agency or instrumentality thereof and (C) has not been disapproved by the Company (based, in the Company's reasonable judgment, upon the creditworthiness of such Obligor), (v) constitutes "chattel paper" within the meaning of Section 9-105 of the UCC as in effect in the state of New York and there is only one original executed copy of each Unsecuritized Financing Contract, (vi) is denominated in United States dollars and is payable in the United States in United States dollars, (vii) is not a "consumer lease" as defined in Section 2A-103(l)(e) of the UCC, and (viii) has been determined by the Company to satisfy all applicable approval requirements of the Company including the obligations of the Obligor to maintain casualty insurance or to self insure and to maintain the Equipment in good working order.


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(i) The Obligor under the Unsecuritized Financing Contract is, to the
Knowledge of the Seller, not the subject of a bankruptcy or insolvency proceeding.

(j) No facts exist which would give rise to any right of rescission, setoff, counterclaim or defense, nor have any been asserted, or to the best of Seller's knowledge after due inquiry, threatened, with respect to the Unsecuritized Financing Contract.

(k) The Unsecuritized Financing Contract has not been sold, transferred, assigned or pledged by the Company to any Person.

(l) The Unsecuritized Financing Contract does not require the prior written consent of the Obligor for, or contain any other restrictions on, the transfer or assignment of the Unsecuritized Financing Contract.

(m) The Unsecuritized Financing Contract provides that the Obligor's obligations under the Unsecuritized Financing Contract including, without limitation, the obligation to make Unsecuritized Financing Contract Payments, are absolute and unconditional and shall continue without any claim, defense, set-off, counterclaim, reduction, or abatement of any kind whatsoever and regardless of any inability of the Obligor to use the Equipment or any part thereof because of any reason whatsoever including damage to or destruction thereof.

(n) The Unsecuritized Financing Contract provides that the Obligor shall maintain the Equipment in good operating condition, repair and appearance, and protect it from deterioration other than normal wear and tear.

(o) The Unsecuritized Financing Contract was not previously transferred to or owned by Purchaser.

(p) If the Unsecuritized Financing Contract is a lease which was not originated by the Company but was acquired by the Company in a purchase transaction then such Unsecuritized Financing Contract (i) constitutes a "finance lease" under generally accepted accounting principles, (ii) does not by its terms permit, on or after the Closing Date, the creditor (or any transferee) to require the predecessor owner or other transferor to repurchase such Unsecuritized Financing Contract or otherwise provide credit support for payments due under the Unsecuritized Financing Contract.




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(q) The Company has no actual or contingent liability under Title IV of
ERISA or Section 4980B of the Code with respect to any employee pension benefit plan or employee welfare benefit plan sponsored by any entity that, together with the Company, would be treated as a "single employer" for purposes of
Section 4001(b) of ERISA or Section 414(b) or (c) of the Code."

     6. Amendment of Section 7.2. Section 7.2 of the Stock Purchase Agreement is hereby amended by (i) deleting the word "and" appearing at the end of Section 7.2(p), (ii) replacing the period at the end of Section 7.2(q) with a semi-colon, and (iii) adding the following two subsections to the end of such section:

        "(r) Purchaser will have received an opinion of counsel from Minerva Attorneys-at-Law, dated as of the Closing Date, in substantially the form attached as Exhibit 7.2(r); and

        (s) Purchaser will have received an opinion of counsel from Reiko Kasano, Attorney at Law, dated as of the Closing Date, in substantially the form attached as Exhibit 7.2(s)."

     7. Amendment of Exhibit 6.12(b). Exhibit 6.12(b) to the Stock Purchase Agreement is hereby amended to read in its entirety as set forth as Exhibit 6.12(b) hereto, and any and all references to "Exhibit 6.12(b)" in the Stock Purchase Agreement (including all Exhibits and Schedules thereto) shall hereafter be deemed to refer to Exhibit 6.12(b) hereto.

     8. Amendment of Exhibit 7.1(i). Exhibit 7.1(i) to the Stock Purchase Agreement is hereby amended to read in its entirety as set forth as Exhibit 7.1(i) hereto, and any and all references to "Exhibit 7.1(i)" in the Stock Purchase Agreement (including all Exhibits and Schedules thereto) shall hereafter be deemed to refer to Exhibit 7.1(i) hereto.

     9. Amendment of Exhibit 7.2(j). Exhibit 7.2(j) to the Stock Purchase Agreement is hereby amended to read in its entirety as set forth as Exhibit 7.2(j) hereto, and any and all references to "Exhibit 7.2(j)" in the Stock Purchase Agreement (including all Exhibits and Schedules thereto) shall hereafter be deemed to refer to Exhibit 7.2(j) hereto.

     10. Addition of Exhibit 7.2(r). The Stock Purchase Agreement is hereby amended by adding thereto Exhibit 7.2(r) hereto.




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     11. Addition of Exhibit 7.2(s). The Stock Purchase Agreement is hereby amended by adding thereto Exhibit 7.2(s) hereto.

     12. Addition to the Seller Disclosure Letter. The Seller Disclosure Letter is hereby amended by adding thereto Exhibit 4.28 hereto; provided, however, that such addition shall not constitute a supplement or amendment of the Seller Disclosure Letter for purposes of Section 6.9(b) of the Stock Purchase Agreement.

     13. Effect on Stock Purchase Agreement. Except as set forth in this Amendment No. 3, all terms and provisions of the Stock Purchase Agreement, as previously amended by Amendment No. 1 and Amendment No. 2, shall remain in full force and effect in accordance with the terms thereof.

     14. Counterparts. This Amendment No. 3 may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be executed and delivered by their duly authorized representatives as of the day and year first above written.


                                            FIDELITY LEASING, INC.


                                            By:

                                            Name:
                                            Title:



                                            JAPAN LEASING (U.S.A.), INC.


                                            By:

                                            Name:
                                            Title:


     THE UNDERSIGNED ACKNOWLEDGES AND AGREES that it is bound by and subject to the provisions of, and otherwise a party to, Article X of the Stock Purchase Agreement, as amended by Amendment No. 1, Amendment No. 2 and this Amendment No. 3.


                                            RESOURCE AMERICA, INC.


                                            By:

                                            Name:
                                            Title: